                                                                    EXHIBIT 8(B)



                     MUTUAL FUND TRANSFER AGENCY AGREEMENT

TABLE OF CONTENTS


     Section                                               Page
     -------                                               ----
 1.  Appointment                                             3
 2.  Representations and Warranties                          3
 3.  Documents Furnished By the Trusted                      5
 4.  Purchase of Shares                                      5
 5.  Unpaid Checks                                           6
 6.  Redemption of Shares                                    6
 7.  Transfer of Shares                                      7
 8.  Administration of Plans                                 7
 9.  Dividends and Distributions                             7
 10. Tax Returns and Reports                                 8
 11. Share Certificates                                      9
 12. Shareholder Mailings, Inquiries and Meetings            9
 13. Other Reports and Information                           10
 14. Record Keeping                                          10
 15. Confidentiality                                         11
 16. Compensation                                            11
 17. Indemnification                                         13
 18. Commencement, Term and Termination                      16
 19. Audits, Inspections and visits                          17
 20. Cooperation with Accountants                            17
 21. Use of Trust's Name                                     17
 22. Security                                                17
 23. Insurance                                               18
 24. Use of U.S. Trust's Name                                19
 25. Assignment                                              19
 26. Amendment                                               19
 27. Attachments                                             19
 28. Miscellaneous                                           20
 29. Compliance with Governmental Rules and Regulations      20
     Attachment A - Fees
     Attachment B - Services

                     MUTUAL FUND TRANSFER AGENCY AGREEMENT
                     -------------------------------------

         This AGREEMENT made this 10th day of November, 1992 by and between The Masters Group of Mutual Funds, a Massachusetts business trust, ("the Trust") which may issue one or more series of shares of beneficial interest (each a "Portfolio") and United States Trust Company of New York, a New York State chartered bank and trust company having its principal office at 114 W. 47th Street, New York, New York 10036 ("U.S. Trust")

                             W I T N E S S E T H:
                             --------------------

         WHEREAS, the Trust desires to appoint U.S. Trust as the transfer agent, registrar, dividend disbursing agent and agent in connection with certain other activities of the Trust and U.S. Trust desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1.  Appointment. The Trust hereby appoints and employs U.S. Trust as
             -------------
transfer agent and registrar for all of its authorized and issued shares of beneficial interest (the "Shares") of each Portfolio of the Trust, dividend disbursing agent and agent in connection with such plans for the purchase or periodic redemption of Shares as are described in the prospectus and/or statement of additional information of the Trust corresponding to the Portfolio to which this Agreement relates; and U.S. Trust hereby accepts such appointment and agrees to act in such capacities under the terms and conditions set forth herein.

         2.  Representations and Warranties. (a) U.S. Trust represents and
             --------------------------------
warrants to the Trust that:

             (i) it is currently registered and at all times during the term of this Agreement will be registered with the Securities and Exchange Commission as a transfer agent and is in compliance, and at all times during the term of this Agreement will be in compliance, with all applicable rules and regulations for registered transfer agents.

             (ii) it is a trust duly organized and existing and in good standing under the laws of the State of New York;

             (iii) it is duly qualified to carry on its business in the State of New York;

             (iv) it is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement;

             (v) all requisite corporate proceedings have been taken to authorize U.S. Trust to enter into and perform this Agreement;

             (vi) it has and will continue to have access to the facilities, personnel and equipment required to perform its duties and obligations hereunder, and has made reasonable attempts to make alternative arrangements for access to facilities, personnel and equipment in the event of any disruption;

             (vii) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of U.S. Trust; and

         (b) The Trust represents and warrants to U.S. Trust that:

             (i) it is a Massachusetts business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

             (ii) it is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement;

             (iii) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

             (iv) it is an investment company registered under the Investment Company Act of 1940 (the 1940 Act"), as amended; and

             (v) a registration statement on Form N-1A (including a prospectus and statement of additional information) is currently effective and will remain effective, and to the extent so required, appropriate filings under the securities laws of the states have been made and will continue to be made, with respect to all Shares being offered for sale.

     3.   Documents Furnished by the Trust.
          ---------------------------------

     (a) The Trust shall promptly furnish to U.S. Trust the following documents:

          (i)   a copy of the organizational documents of the Trust;

          (ii) copies of all account application forms and other documents related to shareholder accounts or any plans for the purchase or periodic redemption of Shares; and

          (iii) copies of the Trust's registration statement on Form N-1A as amended and declared effective by the Securities and Exchange Commission.

     (b) From time to time the Trust shall also furnish to U.S. Trust the following documents:

          (i) copies of all amendments to the organizational documents of the Trust;

          (ii) Copies of all post-effective amendments to the Trust's registration statement on Form N-1A; and

          (iii) such other certificates, documents and opinions as U.S. Trust shall deem to be appropriate or necessary for the proper performance of its duties hereunder.

4.   Purchase of Shares. Upon receipt by U.S. Trust of any order for the
     --------------------
purchase of Shares, U.S. Trust shall stamp such order with the date of receipt, promptly deposit all trusts received to the account of each portfolio of the Trust maintained with the entity then acting as custodian for the portfolio securities and cash of the Portfolios (the "Custodian"), compute (to the nearest three decimal places) the number of shares to be purchased according to the public offering price in effect for purchases made on the date of such receipt as set forth in the Trust's current prospectus, notify the Portfolio daily of the deposit of such funds to a Portfolio's account with the Custodian and the number of Shares subscribed for, and prepare and mail confirmations of such purchases to the addresses specified by the persons making them and, if applicable, send copies of such confirmations to the purchaser's Broker/Dealer or selling agent, if any. All such actions are subject to any instructions which the Portfolios may give to U.S. Trust with respect to acceptance of orders for shares so received by it.

         Unless otherwise requested by a purchaser, all Shares purchased shall be credited to a book share account maintained for the purchase by U.S. Trust. Subject to Paragraph 11 hereof, if a purchaser or existing shareholder specifically requests in writing, and if the Trust has authorized the issuance of certified shares, U.S. Trust as Transfer Agent, shall countersign, register, issue and mail by first class mail to the purchaser or shareholder, a share certificate for any whole and fractional number of Shares purchased or held in his book share account, but no share certificate shall be mailed until the purchase price of the Shares represented thereby shall have been received.

         5.  Unpaid Checks. In the event that any check or other order for
             ---------------
payment of money with respect to any purchase of Shares is returned unpaid for any reason, U.S. Trust shall promptly notify the Trust and purchaser of such nonpayment, and, in the absence of other instructions from the Trust or the Distributor, take such steps as may be necessary to cancel promptly any Shares purchased on the basis of such returned check and shall cancel accumulated dividends for such account, and return such check or other order to the purchaser.

         6.  Redemption of Shares. Upon receipt of any request for the
             ----------------------
redemption of Shares, U.S. Trust shall stamp such request with the date of receipt, determine whether such request complies with all requirements for redemption set forth in the Trust's current prospectus, and if so, compute the redemption price in the manner set forth therein. If such request does not comply with such requirements for redemption, U.S. Trust shall notify the redeeming shareholder of the respects in which compliance is lacking and effect redemption at such time-as all requirements for redemption are complied with.

         U.S. Trust shall notify the Portfolio daily of the amount of funds required for payment upon redemption of Shares and the number of Shares redeemed. Upon the receipt of such funds from the Custodian, U.S. Trust shall pay over or cause to be paid over the redemption proceeds to redeeming shareholders as instructed by them in the manner described in the Trust's current prospectus, and prepare and mail confirmations of such redemptions and if applicable send copies of such confirmations to the appropriate Broker/Dealer or selling agent, if any. U.S. Trust shall cancel all share certificates representing redeemed Shares, if any.

         7.  Transfer of Shares. Upon receipt by U.S. Trust of documentation in
             --------------------
proper form to effect a transfer of Shares, including in the case of Shares for which certificates may have been issued, the share certificates in proper form for transfer, U.S. Trust shall register such transfer on the Portfolio's shareholder records maintained by U.S. Trust pursuant to instructions received from the transferor, cancel the certificates representing such Shares, if any, and if so requested and subject to paragraph 11 hereof, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole or fractional number of Shares, and in the case of book share-transfers prepare and mail confirmation of such transfer as instructed by the shareholder.

         8.  Administration of Plans. U.S. Trust shall administer such plans for
             -----------------------
the purchase or periodic redemption of Shares as are described in the prospectus and/or Statement of Additional Information of the Trust corresponding to the Shares in accordance with the terms of such plans, or as U.S. Trust and the Trust may mutually agree from time to time.

         9.  Dividends and Distributions. Upon the declaration of any cash
             -----------------------------
dividend or distribution upon the Shares, the Trust

shall furnish to U.S. Trust a certified copy of a resolution of the Trust's Board setting forth the date of payment of such dividend or distribution, the record date as of which shareholders entitled to payment thereof shall be determined, and the amount payable per share to shareholders of record as of such record date. In the case of dividends declared daily or at other regular intervals, such certified resolution may be a standing resolution setting forth the method of calculating such dividends and the Trust or its agent shall advise U.S. Trust of the amount of such dividend at the appropriate intervals. U.S. Trust shall notify the Trust and the Custodian of the amount of cash required to pay the dividend or distribution so that the Trust may instruct its custodian to make sufficient funds available on or before the payment date.

         Upon receipt of such funds from the Custodian, U.S. Trust shall prepare and mail to shareholders, at their addresses as they appear on the records maintained by U.S. Trust or pursuant to any written order of a shareholder on file with U.S. Trust, checks representing any dividends and distributions to which they are entitled. If a shareholder is entitled to receive additional Shares by reason of his decision to reinvest all or a portion of a dividend or distribution, appropriate credits shall be made to the shareholder's book share account and, if specifically so requested in writing and subject to paragraph 11 hereof, U.S. Trust shall countersign, register, and issue and mail by first class mail to the shareholder or pursuant to his instructions, a share certificate for any whole number of shares purchased. U.S. Trust shall prepare and mail confirmations of such purchases and send copies of such confirmations to the Trust.

         10. Tax Returns and Reports. U.S. Trust shall prepare, file with the
             -------------------------
Internal Revenue Service and with appropriate state or local agencies, and mail to shareholders such returns for reporting dividends, distributions and redemption's as are required to be so prepared, filed and/or mailed, and withholdfrom the accounts of shareholders such sums as are required to be withheld, under applicable federal, state and local tax laws, rules and regulations in effect from time to time.

         11. Share Certificates. If the Trust issues share certificates it
             --------------------
shall comply with the provisions of this Paragraph 11. The Trust shall supply U.S. Trust with sufficient supplies of blank share certificates. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the seal or a facsimile thereof of the Trust.

         Notwithstanding the death, resignation or removal of any officers of the Trust authorized to sign such share certificates, U.S. Trust may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

         U.S. Trust shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of share certificates, check forms and facsimile signature imprinting devices if any, and for the preparation or use and for maintaining an accounting of such certificates, forms and devices.

         If the Trust issues share certificates, U.S. Trust shall issue a replacement share certificate in lieu of a certificate which has been lost, stolen or destroyed without any further action by the Trust's Board or any officer of the Trust, upon receipt by U.S. Trust of a properly executed affidavit with respect to such loss, theft or destruction and a lost certificate bond, in a form satisfactory to U.S. Trust.

         12.  Shareholder Mailings, Inquiries and Meetings. U.S. Trust shall
              ----------------------------------------------
address and mail all communications by the Trust to its shareholders promptly following the delivery by the Trust of the material to be mailed.

         U.S. Trust shall answer all correspondence it receives from shareholders and former shareholders of the Trust relating to their ownership of shares. In connection with meetings of shareholders, U.S. Trust shall prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive and tabulate proxy cards, render periodic reports to the Trust on the progress of such tabulation, and provide the Trust with inspectors of election at any meeting of shareholders.

         13.  Other Reports and Information. U.S. Trust shall furnish to the
              -------------------------------
Trust such information, including shareholder lists, sales information on a state by state basis and other statistical information, in such form and at such intervals as may be reasonably requested by the Trust.

         14.  Record Keeping. U.S. Trust shall keep records relating to the
              ----------------
services to be performed hereunder, in such form and manner as is required by the Investment Company Act of 1940 and all other applicable laws, rules and regulations, U.S. Trust agrees that all such books and records prepared or maintained by U.S. Trust relating to the Trust are the property of the Trust and will be preserved, for the periods prescribed under and made available in accordance with the Investment Company Act of 1040 and maintained at the expense of the Trust. U.S. Trust shall upon the Trust's demand surrender promptly to the Trust and cease to retain in its files records and documents created and maintained by U.S. Trust pursuant to this Agreement.

         If not so turned over to the Trust, such records and documents will be retained by U.S. Trust for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six-year period, such records and documents will either be turned over to the Trust or destroyed in accordance with the Trust's authorization.

         In the case of any requests or demands for the inspection of the shareholder records of the Trust, U.S. Trust shall notify the Trust and secure instructions from an officer of the Trust as to such inspection. U.S. Trust reserves the right, however, to exhibit shareholder records to any person whenever it is advised in writing by its counsel, with a copy to the Trust, that it may be held liable for the failure to do so.

         Such records shall include, but not be limited to, accounts for each shareholder showing the following information:

         (a) name, address and United States Tax Identification or Social Security number;

         (b) number and class of shares held and number of shares for which certificates, if any, have been issued, including certificate numbers and denominations;

         (c) historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

         (d) any stop or restraining order placed against a shareholder's account;

         (e) any correspondence relating to the current maintenance of a shareholder's account;

         (f) information with respect to withholdings; and

         (g) information required in order for U.S. Trust to perform any calculations contemplated or required by this Agreement.

         15.  Confidentiality. All books, records, information, and data
              -----------------
pertaining to the business of the Portfolio and U.S Trust parties which are exchanged or received pursuant to the negotiation or the performance of this Agreement shall remain confidential, shall not be used for any purpose other than in connection with the performance of its obligations hereunder, and shall not be voluntarily disclosed to any other person except as may be required by law.

         16.  Compensation. For the services to be performed by U.S. Trust
              --------------
pursuant to this Agreement as described in Attachment B, the Trust agrees to pay U.S. Trust in accordance with the schedules and terms set forth in Attachment A and as follows:

(a)  Shareholder Service Fee. The Trust agrees to pay U.S. Trust an Annual
     -------------------------
Service Fee per shareholder account. A "Shareholder account" is an account holding a least a fraction of a Share and shall be deemed to exist after it is in fact terminated until the month subsequent to the final federal tax filing deadline(generally April 15th of the following year). The Annual Service Fee is prorated and payable monthly based on the total number of accounts on the system at the billing date each month. Service charges for a partial month's service will be prorated on a thirty (30) day month basis.

         (b)  Out of Pocket Expenses. The Trust agrees to reimburse U.S. Trust
              ------------------------
for any equipment and supplies specially ordered by the Trust through U.S. Trust and for any other expenses U.S. Trust may incur at the request of or consented to by the Trust, including but not limited to expenses for stationery, postage, telephone and telegraph line toll charges, data communications lines, shipping charges, messenger services, forms, supplies and costs associated with the termination of services pursuant to this Agreement:

         Postage and the cost of materials for mailings to shareholder accounts shall be advanced to U.S. Trust by the Trust at least five (5) business days prior to the mailing date of such materials.

         (c) Additional Services. The Trust may request additional services,
             ---------------------
additional processing, or special reports. Such requests may be provided by U.S. Trust at additional charges. In this event, the Trust shall submit such requests in writing together with such specifications as may be reasonably required by U.S. Trust, and U.S. Trust shall respond to such requests in the form of a price quotation. The Trust's written acceptance of the quotation must be received prior to implementation of such request.

         Additional services will be charged at U.S. Trust's standard rates.

         (d) Terms of Payment. All fees, out-of-pocket expenses, or additional
             ------------------
charges of U.S. Trust shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. U.S. Trust will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

         (e) Taxes. In addition to any other charges specified hereunder, the Trust shall pay any sales and/or use tax, transfer tax, excise tax, tariff, duty, or any other tax or payment in lieu thereof imposed by any governmental authority or agency as a direct result of the provision by U.S. Trust of goods or services hereunder, except for taxes based on U.S. Trust's net income.

         (f) Price Adjustment. After the initial term of this Agreement, U.S.
             ------------------
Trust may increase its rate for services for any renewal term, upon notice of one hundred and twenty (120) days prior to the commencement of the renewed term.

    17.  Indemnification.
         ----------------

    (a) U.S. Trust shall not be responsible for, and the Trust shall indemnify and hold U.S. Trust harmless from and against, any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liability arising out of or attributable to:

         (i) all actions of U.S. Trust or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (ii) the Trust's refusal or failure to comply with the terms of this Agreement, or the Trust's lack of good faith, negligence or willful misconduct, or the breach of any material representation or warranty of the Trust hereunder;

         (iii) the reliance on or use by U.S. Trust or its agents or subcontractors on information, records or documents which are received by U.S. Trust or its agents or subcontractors and furnished to it by or on behalf of the Trust, and which have been prepared and/or maintained by the Trust or any other person or firm(other than U.S. Trust or its agents or subcontractors) on behalf of the Trust;

         (iv) the reliance on, or the carrying out by U.S. Trust or its agents or subcontractors, of any instructions or requests of the Trust; or

         (v) the offer or sale of Shares by the Trust in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state, or- in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

    (b) U.S. Trust shall indemnify and hold the Trust and its Trustees, officers and employees harmless from and against any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses, and liability arising out of or attributable to U.S. Trust's lack of good faith, negligence or willful misconduct, or the breach of any duties of U.S. Trust hereunder.

    (c) U.S. Trust may request the opinion of legal counsel at its own expense, which counsel may be counsel to the Trust, with respect to any question of law involved in any action required to be taken or omitted to be taken by U.S. Trust under the terms of this Agreement and U.S. Trust and its agents and subcontractors shall not be liable to the Trust for any action taken or omitted by it in reliance upon the opinion of such counsel. U.S. Trust, its agents and subcontractors shall be protected and indemnified in acting in a reasonable manner upon any papers or documents furnished by or on behalf of the Trust, any shareholder of the Trust or any representative of a shareholder, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, records or documents provided U.S. Trust or its agents or subcontractors by telephone, in person, or by machine readable input, telex, CRT data entry or similar means authorized by the Trust, and U.S. Trust, its agents and subcontractors shall not be held to have notice absent actual notice of any change or authority of any person until receipt of written notice thereof. U.S. Trust, its agents and subcontractors shall also be protected and indemnified in honoring share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers-of the Trust.

    (d) In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of

God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform from such causes. U.S. Trust shall use its best efforts to minimize the likelihood of all damage, loss of data, delays and errors resulting from uncontrollable events, and should such damage, loss of data, delays or errors occur, U.S. Trust shall use its best efforts to mitigate the effects of such occurrence.

         (e) Neither party to this Agreement shall be liable to the other party for consequential, special or incidental damages under any provision of this Agreement or for any act or failure to act hereunder.

         (f) In order that the indemnification provisions contained in this
Section 17 shall apply, upon assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all developments concerning such claim.

         The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it, except with the other party's prior written consent.

         18.  Commencement, Term and Termination.
              -----------------------------------

         (a) The commencement date for the services provided hereunder shall be November 10, 1992.

         (b) This Agreement shall remain in effect indefinitely unless terminated by either party, without penalty, upon ninety (90) days prior written notice.

         (c) Notwithstanding the foregoing, either party hereto may terminate this Agreement upon written notice if the other party hereto is substantially unable to perform its duties hereunder because of a force majeure condition which lasts for more than seven (7) days.

         (d) This Agreement may be terminated by either party hereto if the other party is in material breach of this Agreement. In order to so terminate this Agreement, written notice shall be given to an officer of the other party of the non-breaching party's intention to terminate due to a failure to comply with, or breach of, a material term or condition of this Agreement. Said written notice shall specifically state the material term and conditions claimed to be breached and shall provide at least fifteen (15) days in which to correct such alleged breach. If such breach is not corrected in the time period allowed to correct, then the notice giving party may terminate this Agreement immediately, upon written notice.

         (e) Should the Trust exercise its right to terminate this Agreement for a reason other than U.S. Trust's breach or failure to perform, all out-of-pocket expenses reasonably incurred by U.S. Trust in connection with the movement of records and materials shall be borne by the Trust.

         Nothing herein shall be construed to excuse the Trust from payment of all charges due and payable to U.S. Trust for services and out-of-pocket expenses and disbursements provided prior to termination. In the event of termination as provided for in this Section 18, the provisions of section 15, "Confidentiality" shall survive the termination of this Agreement.

          19. Audits, Inspections and Visits. U.S. Trust shall make available
              ---------------------------------
during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, U.S. Trust shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust.

          20. Cooperation with Accountants. U.S. Trust shall cooperate with the
              -----------------------------
Trust's independent certified accountants, shall provide them with all information they may reasonably request and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Trust's semiannual reports on Form N-SAR.

          21. Use of Trust's Name. U.S. Trust shall not use the name of the
              --------------------
Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not consented to prior to use, provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of U.S. Trust hereunder or which are required by the Securities and Exchange Commission or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

          22.  Security. U.S. Trust represents and warrants that, the various
               ---------
procedures and systems which U.S. Trust has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Trust's blank checks, certificates, records and other data and U.S. Trust's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. U.S. Trust shall review such systems and procedures on a periodic basis and the Trust shall have access to review these systems and procedures.

          23.  Insurance. U.S. Trust shall maintain insurance of the types and
               ----------
in the amounts deemed by it to be appropriate and shall notify the Trust should any of its insurance coverage by changed for any reason. Such notification shall include the date of change and the reason or reasons therefor. U.S. Trust shall notify the Trust of any material claims against U.S. Trust, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by U.S. Trust under its insurance coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Trust, U.S. Trust or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

          24.  Use of U.S. Trust's Name. The Trust shall not use U.S. Trust's
               -------------------------
name in any prospectus or statement of additional information, shareholder report, sales literature or other material relating to the Trust, otherwise than for the purpose of merely identifying and describing the functions or U.S. Trust hereunder, in a manner not approved by U.S. Trust in writing before such use; provided, however, that U.S. Trust shall consent to all uses of its name required by the Securities and Exchange Commission, any state securities commission, or any federal or state regulatory authority and provided, further, that in no case will such approval be unreasonably withheld.

         25.  Assignment. Except as hereinafter provided, neither this Agreement
              ------------
nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. U.S. Trust may, without further consent on the part of the Trust, subcontract for the performance hereof with third parties, or subsidiaries or other affiliates of U.S. Trust; provided, however, that U.S. Trust 'shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractor.

         26.  Amendment. This Agreement may not be amended or modified in any
              -----------
manner except by a written instrument executed by both parties.

         27.  Attachments. The Attachments listed below the signature lines
              -------------
hereof and which are attached hereto are made a part of this agreement as if fully included in the text hereof. In the event of any conflict or inconsistency between provisions contained in such Attachments and provisions contained in the main body of the Agreement, the provisions contained in the Agreement shall prevail.

         28.  Miscellaneous. This Agreement shall be governed by and construed
              ---------------
in accordance with the laws of the State of New York. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the entire Agreement between the parties hereto and supersede any prior oral or written Agreement with respect to the subject of matter hereof.

         The parties to this Agreement acknowledge and agree that all liabilities arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Trust set forth herein to indemnify any party to this Agreement or any other person, shall be satisfied out of the assets of the Trust and that no Trustee, officer or shareholder of the Trust shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes the limitations of liability of the Trustees, officers and shareholders of the Trust. The parties agree that this Agreement constitutes separate agreements between U.S. Trust and the Trust acting on behalf of each of its Portfolios listed on Attachment C separately.

         29. Compliance with Governmental Rules and Regulations. U.S. Trust
             ----------------------------------------------------
shall comply with all applicable requirements of the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934 and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust with respect to the services to be performed by U.S. Trust hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers thereunto duly authorized as of the date first above written.

                                        UNITED STATES TRUST COMPANY

                                                  OF NEW YORK

Attest: ______________________          /s/By: _____________________________



                                        THE MASTERS GROUP OF MUTUAL FUNDS

Attest: ______________________          /s/By: _____________________________

ATTACHMENT A

TRANSFER AGENCY AND SHAREHOLDER SERVICING FEES

The transfer agent fee for the "Trust Class" (Class I) of Shares for each Portfolio is as follows:

    $10,000 per year for Quarterly, Semi or Annual Dividend Funds

    $11,000 per year for Monthly Dividend Funds

    $13,000 per year for Daily Dividend Funds

The transfer agent fee for a "Retail Class" of Shares in each Portfolio will be based on the following "per account" and annual minimums schedule:

    $12 per Shareholder Account in Quarterly, Semi or Annual Dividend Funds/$15,000 minimum per year

    $12 per Shareholder Account in Monthly Dividend Funds/$16,000 minimum per year

    $18 per Shareholder Account in Daily Dividend Funds/$17,500 minimum per year

Out of Pocket Expenses for both Classes of Shares, as described in Paragraph 16(b) of this Agreement, will be billed to the Trust on a monthly basis.

ATTACHMENT B

TRANSFER AGENCY STANDARD SYSTEM REPORTS

DAILY CLERICAL REPORTS

     Activity Reports
          Daily Price and Calendar Review
          Transaction Activity Report

     Exception Reports
          Security Violation Transaction Report
          Blue Sky Warning Report

     File Maintenance Reports
          Options and Control Maintenance Register
          Shareholder Maintenance Register
          Shareholder Freeze Register
          Client Register Changes
          Master Account Maintenance Report
          Dealer Maintenance Register
          Blue Sky Maintenance Register
          Retirement Clerical File Maintenance

DAILY MONETARY REPORTS

     Fund Accounting
          Cash and Share Proof
          Cash and Share Proof (Cash Credits)
          Cash and Share Proof (Cash Debits)
          Cash and Share Proof (Share Credits and Debits)
          Cash Receipt Controls
          Gain/Loss Journal
          Position Control Report (Money Market Dividend)

     Transaction Journals
          Direct Purchase Journal
          Pended Purchase Journal
          Direct Redemption Journal
          Exchange in Journal
          CDSC Liability Exchange Report
          Exchange Out Journal
          Certificate Journal
          Transfer Journal
          Adjustment Journal
          Direct Fee Journal
          Wire Order PF/Wait - Settlement Journal
          Wire Order Purchase Placement Journal

          Wire Order Full Settlement Journal
          Wire Order Redemption Placement Journal
          Wire Order Redemption Settlement Journal
          Wire Order Cancel Journal
          Spawned Transaction Journal
          Net Accrual Change Journal
          Distribution Journal
          Transaction Reject Report
          Transaction Warning Report
          Outstanding Rejects Report

Transaction Registers
          Certificate Register
          Wire Register
          Redemption/Refund Check Register
          Distribution Check Register
          Systematic Withdrawal Check Register
          RPO Check Register
          Commission Check Register
          AM/PM Wire Register

Cumulative Reports
          Wire Order Reconciliation Report
          Wire Order Unpaid Purchases Report
          Wire Order Paid and Waiting Report
          Wire Order Unsettled Redemption Report
          Wire Order Unpaid Purchases Aging Report
          Sales Adjustment Detail Report
          Fund Sales Summary Report
          Daily Sales Report

Confirmation/Special Forms
          Monetary Confirmation
          Institutional Purchase Plan Activity Report
          Wire Order Confirmation
          Special Mailer
          Shareholder Account Research Statement
          Retirement Account Summary Statement
          CDSC Liability Research Statement
          Daily Confirmation Statement

WEEKLY EXCEPTION REPORTS

-        Periodic Company Update
-        Incomplete Registration Report
-        Certificate proof Report (Report Type 1)
-        Account Status Exception Report
-        Delinquent IPP Report
-        Master Account Exception Report

-        LOI Expiration Report

MONTHLY REPORTS

-        LOI Customer Warning Report
-        LOI Dealer Warning Report
-        Accrued Fee Collection
-        Shareholder History Proof Report
-        CDSC Liability Rolling Report
-        LOI Completion Report
-        Money Transfer Projection Report
-        12B-1 Dealer Report
-        Wire Order Monthly Broker/Dealer ledger
-        Sales Report by Fund, Account, Transaction Type
-        Year-to-Date Sales Report - Gross Amount by Fund
-        Year-to-Date Sales by Territory
-        Monthly Dealer Activity Report
-        Dealer Ranking Report
-        Monthly Blue Sky Summary
-        Month-to-Date Blue Sky Sales by State
-        70 1/2 Notification Report
-        Delinquent Distributions Report
-        Retirement Periodic Warnings/Totals
-        Retirement Fee Totals by Plan Report
-        TTL Fees Due Less Than Accrued Amount Report
-        Ret Acct Closed/Zero Share Balance Report
-        Monthly Client Billing

OCCASIONAL FUND FUNCTIONS (O.F.F.) REPORTS


-        Commission Statement Company Commission Report
-        Position Control Report (Stock Dividend)
-        Position Control Report (Capital Gain)
-        Distribution Check Register
-        Commission Check Register
-        Trail Commission Statements


PURGE REPORTS

-        Shareholder Account Purge Register
-        Master Account Purge
-        Money Transfer Purge
-        Certificate File Delete

ANNUAL REPORTS

-        Annual Blue Sky Cumulative Sales by State

-        1099-Dividend Form
-        1099-B Form
-        1099-R Form
-        W2-P Form
-        5498 Form

OPTIONAL REPORTS

-        Daily Purchase and Redemption Summary Report - 6119
-        Daily Transaction Activity Report - MAEZ0340
-        Fund Account and Share Total Report - MAEZ0140
-        Monthly Commission Activity Report - MAEZ0670
-        Master Account Report - CSR6436
-        Monthly New Account Report
-        Closed Account Report - CSR6294
-        Customer Account Ownership Report - CSR7019
-        Shareholder Account Value By Dealer
-        Promotional Analysis Report - MAEZM190
-        Share Balance By Account - MABRM901
-        Monthly Average Balance By Source of Business Report
-        Shareholders In Descending Order By Share Balance CSR8000
-        Account Profile and Options Report
-        Duplicate Social Security Number - CSR8000
-        Shares and Value By Blue Sky State Report - CSR8000
-        Shareholder By Dealer/Advisor Report - CSR0410
-        Month To Date Prices/Rates Report - MABX0908
-        Certificate File-Report
-        Summary Totals For Selection Transactions Report - CSR7631
-        Debit and Credit Transaction Report - CSR7631
-        Transactions By Fund and Date Report - CSR8020
-        RPO Account Report - MAEZ0370
-        Customer Type Detail Report                  MABRM951
-        Customer Type Summary Report                 MABX0801
-        Dealer Commissions Report - MAEZ0670
               Fund
               Dealer
               Dealer/Branch
               Dealer/Broker/Rep
-        Share Range Report - MABX0808
-        Fund Distribution Report - MABX0807
-        Fund Statistics By Account Type Report - MABX0806
-        Fund Option By Dealer Report - MABX805
-        Account Statistics By Dealer Report - MABX0803
-        Type of Account By State and Country Code - MABX0802
-        Dealer Branch Representative Report - MABX0804
-        Account Statistics By Dealer/Branch/Rep/Report - MABX0804
-        Sales Analysis Report
               Dealer order
               Fund, Tracking Code

               Tracking Code Only
         Mailing Labels
         Statement Run - M702


TRANSFER AGENCY FUNCTIONS

DAILY PROCESSING INCLUDES:

 . Direct purchase by check, wire order, ACH, pre-authorized draft or institutional purchase plan.

 . Direct redemption by telephone, written correspondence or check and with differing forms of payout, i.e., by check or bank wire.

 .  Wire order purchases and redemptions.

 .  Daily share/cash reconciliations.

 .  Systematic withdrawal plans.

 .  Retirement contributions/distributions/withhold

 .  Exchanges by telephone/mail.

 .  Transfers of shares.

 .  Issues/deposits of certificates.

 .  Daily dividend accruals.

 .  Letters of Intent.

 .  Rights of Accumulation.

 .  Head of family linkage.

 .  Master and Sub-accounting.

 .  Cash book reconciliation of all monetary transactions.

 .  Shareholder inquiry by telephone or letter.

 .  Transfer of assets.

 .  On-line real-time update of all non-monetary transactions.

 .  100% Quality Control of all processed transactions.

Periodic Processing
-------------------

 .  Dividend and capital gain distribution payout and reinvestment.

 .  Proxy preparation, mailing, tabulation.

 .  Sales reporting - dealer, branch, rep levels.

 .  Blue Sky reporting - shares and dollars.

 .  Checking account reconciliation.

 .  Tax reporting (1099 processing for all accounts).

 .  Unclaimed property tracking and reporting.

 .  Backup withholding and compliance tracking.

 .  Mailing of Quarterly and Annual Reports.